Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (File No. 333-266177) on Form S-1, and the Registration Statement (File No. 333-229168) on Form S-8 of Live Current Media Inc. of our report dated April 21, 2023, (which report includes an explanatory paragraph regarding the Company's ability to continue as a going concern), with respect to the consolidated financial statements of Live Current Media Inc. as of December 31, 2022, and for the year then ended, included in this Annual Report on Form-10K for the year ended December 31, 2022.

/s/Weinberg & Company, P.A.

Los Angeles, California

April 21, 2023